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                                                                    Exhibit 10.2

                                     NOTICE

THIS IS A VERY IMPORTANT LEGAL DOCUMENT. BY SIGNING THIS DOCUMENT, YOU ARE AGREEING TO RELEASE YOUR EMPLOYER FROM CERTAIN LEGAL LIABILITY TO YOU. YOU SHOULD THEREFORE CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS DOCUMENT. YOU HAVE TWENTY-ONE (21) DAYS FOLLOWING THE DISTRIBUTION OF THIS DOCUMENT TO CONSIDER IT, ALTHOUGH YOU MAY RETURN IT PRIOR TO THE EXPIRATION OF THIS TWENTY-ONE (21) DAY PERIOD IF YOU SO CHOOSE. IF YOU SIGN THIS DOCUMENT, YOU WILL THEN HAVE SEVEN (7) DAYS TO REVOKE YOUR AGREEMENT TO BE BOUND BY THIS DOCUMENT. FOLLOWING THE EXPIRATION OF THIS SEVEN (7) DAY PERIOD, THIS DOCUMENT SHALL BECOME FINAL AND BINDING ON YOU.

       CONFIDENTIAL AND COMPLETE SETTLEMENT AGREEMENT AND GENERAL RELEASE

                           This is a Confidential and Complete Settlement
Agreement and General Release ("Agreement") by and between John R. Tucker ("Tucker") and York International Corporation ("YIC"). As used herein, "Parties" shall mean Tucker and YIC.


                           WHEREAS, YIC commenced a lawsuit against Tucker and
Robert C. Galvin by filing a Praecipe for a Writ of Summons in the Court of Common Pleas of York County, Pennsylvania captioned York International Corporation v. John R. Tucker and Robert C. Galvin, NO. 2000-SU-01031-01 ("YIC Action");

                           WHEREAS, Tucker also commenced lawsuits against YIC
in the Delaware Chancery Court of New Castle County captioned John R. Tucker v. York International Corporation, C.A. No. 17979 NC, and John R. Tucker v. McDounough, Gambill, Logan, Roberts, Welsh, Wriston,Young, and York International Corporation, C.A. No. 17872 NC, and in the Superior Court for New Castle County, Delaware captioned John R. Tucker v. York International Corporation, C.A. No. 00C-03-054-RRC (collectively the "Tucker Actions").

                           WHEREAS, the Parties desire to avoid the expense and
inconvenience of litigation, to resolve any and all disputes of whatever kind between them amicably, to dismiss Tucker from the YIC Action, to dismiss YIC from the Tucker Actions, and to avoid any future litigation between them;

                           NOW, THEREFORE, in consideration of the mutual
covenants contained herein, and INTENDING TO BE LEGALLY BOUND HEREBY, the Parties hereby agree as follows:


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                  1. No Admission of Liability

                           The Parties, and each of them, agree that this
Agreement is made in compromise of disputed claims and solely to avoid the expense and inconvenience of litigation and is not, and is not to be construed as, a finding or admission of fault, wrongdoing, or obligation on the part of any of the Parties. This Agreement shall be effective on the eighth day after the date on which Tucker signs the Agreement (the "effective date").

                  2. Early Retirement

                           Tucker's early retirement from YIC was effective on
February 9, 2000. It is Tucker's intention not to seek or engage in employment with any designer and/or manufacturer of heating, ventilating, air conditioning and/or refrigeration products in the future, and Tucker agrees that he will not seek or engage in employment with any designer and/or manufacturer of heating, ventilating, air conditioning and/or refrigeration products for at least five years from the effective date of this Agreement.

                  3. Payments by YIC

                           Within 14 calendar days of the effective date of this
Agreement, YIC shall pay Tucker a lump sum payment in the gross amount of Two Million Two Hundred and Forty Two Thousand Dollars ($2,242,000.00), less all legally required withholdings and deductions. This payment shall be made by wire transfer to Belcher, Henzie & Biegenzahn, Legal Services Trust Fund, Attorney-Client Trust Account, Bank of America, Account No. 16643-30781, ABA Routing Number 121000358.

                  4. Benefits

                           (a) Tucker shall receive all benefits that accrue to
him as a York employee who obtains early retirement at Tucker's age as of the effective date of this Agreement. These shall include any benefits that are due to an age-52 retired employee under the York International Corporation 1992 Omnibus Stock Plan, York's 401K and the York International Corporation Pension Plan Number 1, and COBRA rights under York's health care plan.

                           (b) For a period of two (2) years beginning on the
effective date of this Agreement, YIC shall provide Tucker with the health and welfare benefits (specifically, medical, prescription drug, dental, vision, and basic life insurance) that were being provided to him immediately prior to his early retirement on the same basis as such benefits are provided to other senior executive employees of YIC. Should Tucker begin to receive similar benefits from a future employer during the two (2) year period, he shall immediately notify YIC and his benefits from YIC shall then cease.



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                  5. Stock Options

                           (a) Any stock options granted to Tucker up to the
effective date of this Agreement shall be left outstanding under the original terms of their issuance. An Options Summary describing Tucker's stock options, including strike price and expiration date, is attached hereto as Exhibit A. Tuckers rights under each of the stock options shall be governed by the applicable Stock Option Agreement under which the specific stock option was granted. A true and correct copy of each Stock Option Agreement is attached as Exhibit B.

                           (b) Any unvested Restricted Shares of YIC stock
purchased by Tucker shall be considered forfeited.

                  6. Change in Corporate Control

                           In the event that a change in corporate control of
York occurs after the effective date of this Agreement, York will take reasonable steps to cooperate with Tucker in defending against any potential claim by the Internal Revenue Service that any part of the payments and/or benefits described in this Agreement resulted from a change in control of York for the purposes of Sections 280G and 4999 of the Internal Revenue Code.

                  7. Pennsylvania State University License

                           Tucker shall take all steps necessary to transfer the
Pennsylvania State University spectator's box license, currently under his own name, into York's name. If for any reason such a transfer cannot be accomplished, Tucker shall, upon request by YIC, immediately terminate such license and promptly deliver any refund to York to the extent allowable by the terms and conditions of the license.

                  8. Noncompetition/Nonsolicitation

                           Tucker shall continue to be bound by Paragraph 9 of
the December 29, 1999 Employment Agreement between Tucker and YIC. This provision is attached hereto as Exhibit C.

                  9. Complete General Release of Claims

                           (a) "YIC Released Parties," as used in this
Agreement, shall mean (1) YIC; (2) all direct and indirect subsidiaries, affiliates, units, divisions predecessors, and successors of YIC ("affiliated entities"); (3) YIC's and any affiliated entities' past, current, and future employees, officers, directors, parents, partners, agents, owners, shareholders, attorneys, heirs, successors, assigns, predecessors, and legal representatives, in their individual and official capacities, as well as all of their agents, employees, directors, officers, owners, shareholders, heirs, successors, assigns, and legal representatives; (4) YIC's and any affiliated entities' insurers; (5) YIC's and any affiliated entities' past, present and future employee benefit plans, as well as the administrators, fiduciaries, affiliates, insurers, and otherwise of all such employee benefit plans; and (6) all other persons, corporations, or other entities who/that might be claimed



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to be jointly or severally liable with any of the persons or entities named above and with respect to any of the "Claims" or "Released Claims" (as defined below).

                           (b) "Tucker Released Parties," as used in this
Agreement shall mean Tucker and all of his heirs, executors, administrators, agents, attorneys, legal representatives, and successors and assigns.

                           (c) Tucker unconditionally and irrevocably
discharges, releases, and remises the YIC Released Parties, jointly and severally, of and from all claims, causes of actions, suits, charges, debts, dues, sums of money, attorneys' fees and costs, accounts, bills, covenants, contracts, torts, agreements, expenses, wages, compensation, promises, damages, judgments, rights, demands, or otherwise ("Claims"), known or unknown, in law or equity, accrued or unaccrued, contingent or non-contingent, whenever arising from the beginning of time up until the effective date of this Agreement, whether or not capable of proof as of the effective date of this Agreement, whether common law or statutory, whether or not now recognized, that Tucker, or anyone claiming by, through, or under him (including without limitation his heirs, executors, personal representatives, administrators, assigns, and spouse(s)) in any way might have, or could have, against any of the YIC Released Parties.

                           (d) YIC (and its affiliated entities) unconditionally
and irrevocably discharge, release, and remise the Tucker Released Parties of and from all claims, causes of actions, suits, charges, debts, dues, sums of money, attorneys' fees and costs, accounts, bills, covenants, contracts, torts, agreements, expenses, wages, compensation, promises, damages, judgments, rights, demands, or otherwise ("Claims"), known or unknown, in law or equity, accrued or unaccrued, contingent or non-contingent, whenever arising from the beginning of time up until the effective date of this Agreement, whether or not capable of proof as of the effective date of this Agreement, whether common law or statutory, whether or not now recognized, that YIC (any affiliated entities), or anyone claiming by, through, or under them in any way might have, or could have, against the Tucker Released Parties.

                           (e) The Claims enumerated in Sections 9(b) and (c)
above ("Released Claims") shall include without limitation and only by way of example:

                                    (1) all Claims in any way arising from,
relating to, or concerning Tucker's employment with YIC, including (without limitation) Tucker's separation from YIC or the manner of Tucker's separation from YIC;

                                    (2) all Claims for discrimination based on
age, sex, race, disability status, national origin, or any other protected characteristic, including (without limitation) Claims under Title VII, the Americans with Disabilities Act, the Civil Rights Act of 1866, the Rehabilitation Act, the Age Discrimination in Employment Act, the FMLA, the Equal Pay Act, and all state and local analogues of such statutes, including (without limitation) the Pennsylvania Human Relations Act;

                                    (3) all Claims arising under the Employee
Retirement Income Security Act (and the COBRA amendments thereto), including (without limitation) Claims for




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the recovery of benefits, Claims for wrongful discharge, Claims for breach of fiduciary duty, Claims relating to the disclosure and reporting of information, and Claims otherwise relating to ERISA's procedural requirements, except that this waiver shall not apply to any benefits that Tucker is entitled to receive in connection with his retirement, as described in Section 4 hereof;

                                    (4) all Claims for breach of contract,
defamation, promissory estoppel, negligence, loss of consortium, breach of the covenant of good faith and fair dealing, misrepresentation, wrongful discharge, emotional distress, interference with contractual relations, equitable and promissory estoppel, breach of fiduciary duty, fraud, and any other common law claims under the laws of any jurisdiction;

                                    (5) all Claims for the recovery of wages,
accrued time-off, benefits, or any other compensation, including (without limitation) Claims under the Fair Labor Standards Act;

                                    (6) all Claims arising under any law
codified at Titles 29 and 42 of the United States Code (and any state or local analogue of such laws), or regulations promulgated pursuant thereto, to the extent such laws are not expressly enumerated above;

                                    (7) all Claims for statutory penalties,
attorneys' fees, costs, and expenses relating to this Agreement, the YIC Action, the Tucker Actions, or otherwise; and

                                    (8) all Claims made or which could have been
made against Tucker by YIC in the YIC Action.

                                    (9) all Claims made or which could have been
made against YIC by Tucker in the Tucker Actions.

                           (f) Notwithstanding the foregoing, Released Claims
shall not include claims to enforce the express terms of this Agreement.

                           (g) Tucker further agrees and warrants that he will
not hereafter make application for, seek, or accept employment or engagement as an employee, independent contractor, agent or consultant, with or for YIC or any affiliated entity of YIC. Tucker shall not sue, charge, or in any way allege that YIC (or any of the other entities named in this Section) improperly or unlawfully refused to consider any such future applications for employment or engagement by Tucker. Tucker releases the YIC Released Parties from any and all liabilities on account of such denial of re-employment, and shall be responsible for any attorneys' fees and costs incurred by the YIC Released Parties in responding to a claim for such liabilities.

                           (h) It is the Parties' intention that the language
relating to the description of the Claims and Released Claims in this Section shall be accorded the broadest possible interpretation.



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                  10. Covenant Not to Sue

                           YIC covenants not to institute any actions against
the Tucker Released Parties and Tucker covenants not to institute any actions against any of the YIC Released Parties in any forum (whether judicial, administrative, or otherwise; whether legal or equitable; whether federal, state, or local) with respect to any Claim(s) it/he has released in this Agreement. If it/he does so and the action is found to be barred in whole or in part by this Agreement, it/he shall pay the attorneys' fees and costs incurred by the defendant(s) in defending the Claim(s) that are found to be barred.

                  11. Dismissal of Tucker and YIC from Suits

                           (a) YIC shall take whatever steps are necessary to
have Tucker dismissed from the YIC Action with prejudice, and without costs or attorneys' fees to either party.

                           (b) Tucker shall take whatever steps are necessary to
have YIC dismissed from the Tucker Actions with prejudice, and without costs or attorney's fees to either party.

                           (c) YIC and Tucker shall take all reasonable steps to
request that the court documents in both the YIC Action and the Tucker Actions be placed under seal.

                  12. Non-Disparagement; Public Statement

                           (a) Neither Tucker nor any person acting on his
behalf shall disparage, or cause to be disparaged (whether directly or indirectly), any of the YIC Released Parties in any statements to shareholders, investors, analysts, the media, or to the general public. Neither YIC nor any person acting on its behalf shall disparage, or cause to be disparaged (whether directly or indirectly), the Tucker Released Parties in any statements to shareholders, investors, analysts, the media, or to the general public.

                           (b) Nothing herein is intended to limit any responses
to compulsory process, or to limit disclosures required by applicable law or regulation.

                           (c) Either Party may, at its sole discretion, issue a
press release describing the settlement of this case, but any such press release shall conform to the script attached to this agreement as Exhibit D.

                           (d) Because breach of the non-disparagement
requirements of Section 12 would be extremely detrimental to and would result in irreparable injury to the interests of YIC and Tucker, YIC or Tucker shall be entitled to injunctive relief to restrain any violations of Section 12 in addition to any other damages or other remedies to which they may be entitled. In any action to enforce this Section 12, either Party shall be entitled to be reimbursed for its/his attorneys' fees by the other Party if it establishes in any action to enforce this Section that a material breach of this Section has occurred.


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                  13. Confidentiality

                           (a) Neither Tucker, his attorneys, nor any person
acting on their behalf, shall at any time disclose to any person or entity: (i) the terms of this Agreement, including without limitation the consideration Tucker is being paid hereunder; (ii) the subject matter of the YIC Action or the Tucker Actions, (iii) any aspect of Tucker's employment with YIC, (iv) any aspect of Tucker's separation from YIC, and/or (v) any confidential information, knowledge or data relating to YIC or any of its affiliated companies that Tucker learned or obtained during his employment with YIC including, without limitation, trade secrets, trade "know how," customer and supplier information, cost and pricing information, marketing and sales techniques, strategies and programs, computer programs and software, and all financial information. YIC likewise agrees to keep confidential the information identified in subsections 13 (a) (i)(ii)(iii) and (iv).

                           (b) Notwithstanding the confidentiality requirements
of Section 13 (a) above, Tucker or Tucker's attorneys may disclose information covered by that section if required to do so pursuant to legal process or by order of court; provided, however, that Tucker and Tucker's attorneys: (i) shall not seek such legal process or order, or encourage or aid any other person or entity in seeking such process or order; (ii) shall notify YIC's counsel of service of such legal process or order within three (3) days of receipt (or within such shorter time period as may be necessary to allow adequate time to protect the confidentiality agreed to above); and (iii) shall cooperate with YIC, if so requested, to oppose any effort to require disclosure of the information protected by Section 13 (a). In the event that YIC requests Tucker's cooperation under this Section, it will reimburse Tucker for any reasonable expenses he may incur in connection with YIC's request.

                           (c) Notwithstanding the confidentiality requirements
of Section 13 (a) above, Tucker may disclose the terms of this Agreement as necessary to his lawyers, accountants, insurers, or other tax or financial advisors, provided that those persons or entities maintain the information as confidential.

                           (d) Notwithstanding the confidentiality requirements
of Section 13 (a), both Parties may communicate the terms of Tucker's separation from York as an early retirement requested by Tucker for personal reasons.

                           (e) With respect to YIC, nothing in this Section
shall apply to or limit any responses to compulsory process, or any disclosures made by YIC for purposes of internal reporting requirements or disclosures to YIC's accountants, auditors, or attorneys, or to disclosures or reporting obligations imposed by applicable law or regulation including without limitation any requirements that this Agreement be disclosed in securities filings or be filed with the SEC or other applicable agency. To the extent that YIC publicly discloses any information under this section, then Tucker shall no longer be required to treat the information thus disclosed as confidential.


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                           (f) Because breach of the confidentiality
requirements of Section 13 (a) would be extremely detrimental to and would result in irreparable injury to the interests of Tucker or YIC, either Party shall be entitled to injunctive relief to restrain any violations of Section 13
(a) in addition to any other damages or other remedies to which they may be entitled. In any action to enforce this Section 13, YIC or Tucker shall be entitled to be reimbursed for its/his attorneys' fees if it is established that a material breach of this Section has occurred.

                  14. Destruction of Documents

                           The Parties shall destroy, and shall direct their
counsel to destroy, any and all documents prepared by either Party in connection with, or in preparation for, the YIC Action and/or the Tucker Actions. This provision shall not apply to those documents that, in the discretion of counsel for either party, must be retained to comply with the applicable standards of professional responsibility. As to such documents, counsel shall take all reasonable steps to safeguard all materials during the period of retention and to destroy them when appropriate in the future.

                  15. Acknowledgments

                           (a) The Parties acknowledge that they have carefully
reviewed this Agreement with the assistance of counsel, that they have entered into this Agreement freely and voluntarily and without reliance on any promises not expressly contained herein, that they have been afforded an adequate time to review carefully the terms hereof, and that this Agreement shall not be deemed void or voidable by claims of duress, deception, mistake of fact, or otherwise. Nor shall the principle of construction whereby all ambiguities are to be construed against the drafter be employed in the interpretation of this Agreement. This Agreement should not be construed for or against any party.

                           (b) Tucker acknowledges that the Tucker Actions are
the only such legal actions in any forum (whether judicial, administrative, or otherwise; whether legal or equitable; whether federal, state, or local) that he has initiated against any of the YIC Released Parties. YIC also acknowledges that the YIC Action is the only such legal action in any forum (whether judicial, administrative, or otherwise; whether legal or equitable; whether federal, state, or local) that it has initiated against the Tucker Released Parties.

                  16. Governing Law and Consent to Jurisdiction

                           This Agreement shall be governed by the laws of the
Commonwealth of Pennsylvania, irrespective of the principles of conflicts of law applicable therein. The Parties consent to personal jurisdiction in the Court of Common Pleas of York County, Pennsylvania and agree that all disputes in any way arising under or related to this Agreement shall be resolved exclusively in the Court of Common Pleas of York County.



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                  17. Enurement and Assignment

                           This Agreement shall inure to the benefit of, and be
binding upon, the Parties' heirs, executors, assigns, successors, and legal representatives. YIC shall have the right to assign its rights under this Agreement. Tucker shall not have the right to assign his rights under this Agreement, except that he may assign his rights to receive any payments due him under this Agreement to his family members or to his estate.

                  18. Modification

                           This Agreement shall not be amended or modified
except by a written instrument signed by all Parties.

                  19. Entire Agreement

                           (a) This Agreement represents the entire agreement
between the Parties relating to the subject matter hereof. It shall supersede all prior agreements between them covering the subject matter hereof. Such prior agreements being superseded include, without limitation: (a) the letter from James Bristol to Steven Feirson dated June 8, 2000 concerning settlement terms;
(b) the letter from Robert Pokelwaldt to John R. Tucker dated October 22, 1997;
(c) the Employment Agreement between the parties the effective date of which is December 29, 1999, and (d) any Severance Agreement to which Tucker may have been a party.

                           (b) Notwithstanding this Section, the parties intend
that Tucker will continue to be bound by the terms of his covenant not to compete as detailed in Section 9 of the December 29, 1999 Employment Agreement between the Parties. Section 9 of the December 29, 1999 Employment Agreement between the Parties is not being superseded by this Agreement and is valid and binding.

                           (c) The only payments, benefits, or other
remuneration that Tucker is to receive from YIC or the YIC Released Parties in connection with his separation are those that are expressly set forth in paragraphs 3, 4, and 5 of this Agreement. Any Claims for payments, benefits, or other remuneration not expressly set forth in paragraphs 3, 4, and 5 of this Agreement shall be considered extinguished; including without limitation any Claims under YIC's Incentive Compensation Plan, any Claims under YIC's financial planning program, any claims under YIC's Change of Control agreement, and any claims under YIC's Supplemental Executive Retirement Plan.

                  20. Severability

                           If any provision of this Agreement is adjudged to be
invalid for whatever reason, such invalidity shall not affect any other clause of this Agreement, and such clauses shall remain in full force and effect.




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THE UNDERSIGNED, INTENDING TO BE LEGALLY BOUND BY THE FOREGOING TERMS, HEREBY
APPLY THEIR SIGNATURES VOLUNTARILY AND WITH FULL UNDERSTANDING OF THE TERMS OF THIS AGREEMENT AND EXECUTE THIS AGREEMENT AS OF THE DATES SET FORTH BELOW.




                                                   YORK INTERNATIONAL
                                                   CORPORATION

/s/ John R. Tucker                                 By: /s/ Jane G. Davis
------------------------------                        --------------------------
John R. Tucker                                        Authorized Representative

7 August 2000                                      August 7, 2000
------------------------------                     -----------------------------
Dated                                              Date


Sworn to and subscribed                            Sworn to and subscribed
before me this 7th day of                          before me this 16th day of
August, 2000.                                      August, 2000.


/s/ John P. Abriola                                /s/ Joy D. Shepp
------------------------------                     -----------------------------
NOTARY PUBLIC                                      NOTARY PUBLIC





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